EXHIBIT 10.2

METROPOLITAN BANK HOLDING CORP.

AND METROPOLITAN COMMERCIAL BANK

CHANGE IN CONTROL AGREEMENT

This change in control agreement (the “Agreement”) is made effective as of the 27th day of November, 2019 (the “Effective Date”), by and among Metropolitan Bank Holding Corp., a New York corporation with its principal place of business located at 99 Park Avenue, New York, New York 10016 (the “Company”), its wholly-owned subsidiary, Metropolitan Commercial Bank, a commercial bank with its main office also at 99 Park Avenue New York, New York 10016 (the “Bank”), and Anthony Fabiano (the “Officer”).
WHEREAS, the Officer is currently employed as Executive Vice President and Chief Financial Officer of the Company and the Bank;
WHEREAS, the Company and Bank wish to assure itself of the Officer’s continued active participation in the business of the Company and Bank; and
WHEREAS, in order to induce the Officer to remain in the employ of the Bank and in consideration of Officer’s agreeing to remain in the employ of the Bank, the parties desire to specify the severance benefits which shall be due the Officer in the event that his employment with the Bank is terminated under specified circumstances in the event of and following a Change in Control (as defined below).
NOW, THEREFORE, in consideration of the contribution of the Officer, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:
1.   TERM OF AGREEMENT
The term of this Agreement shall be twelve (12) full calendar months from the Effective Date of this Agreement set forth above, and shall include any extension or renewal made pursuant to this Section.  Commencing at the end of each day following the Effective Date, the term of the Agreement shall be extended for one additional day each day so that a constant term of twelve (12) months shall remain in effect hereunder.
2.   DEFINITIONS
(a) Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean the Company or the Bank sells, by way of a merger, consolidation, asset sale or similar transaction, to any one person, or more than one person acting as a group (as determined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) assets of the Company or the Bank that have a total fair market value equal to more than fifty-one percent (51%) of the total gross fair market value of all of the assets of the corporation immediately before such disposition or related dispositions, where “gross fair market value” means  the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets).

 (b) Good Reason.  For purposes of this Agreement, Good Reason shall mean a termination by Officer following a Change in Control if, without Officer’s express written consent, any of the following occurs:

(1) failure to appoint or reappoint Officer to the position and title that the Officer maintained immediately prior to a Change in Control,
(2) a material change in Officer’s authority, duties or responsibilities to become one of lesser authority, duty or responsibilities then the position Officer held immediately prior a Change in Control, or
(3) a material reduction in Officer’s base salary and benefits.
provided, however, that prior to any termination of employment for Good Reason, Officer must first provide written notice to the Bank (or its successor) within sixty (60) days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from Officer.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then Officer may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(c) Termination for Cause shall mean termination because of, in the good faith determination of the Board:

(1) the conviction of the Officer of a felony or of any lesser criminal offense involving moral turpitude;

(2) the willful commission by the Officer of a criminal or other act that, in the judgment of the Board or the President and Chief Executive Officer will likely cause substantial economic damage to the Company, the Bank or any subsidiary or substantial injury to the business reputation of the Company, the Bank or any subsidiary;

(3) the commission by the Officer of an act of fraud in the performance of his duties on behalf of the Company, the Bank or any subsidiary;

(4) the continuing willful failure of the Officer to perform his duties to the Company, the Bank or any subsidiary (other than any such failure resulting from the Officer’s incapacity due to physical or mental illness) after written notice thereof;

(5) a material breach by the Officer of the Bank’s Code of Ethics; or

(6) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Officer’s employment with the Bank or the Company.

A determination of whether Officer’s employment shall be terminated for Cause shall be made at a meeting of the Board called and held for such purpose, at which the Board makes a finding that in good faith opinion of the Board an event set forth in clauses (1), (2), (3), (4), (5), or (6) above has occurred and specifying the particulars thereof in detail.

3.   BENEFITS UPON TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL
If Officer’s employment by the Bank, or its successor, is terminated on or after a Change in Control and during the term of this Agreement by (1) the Bank, or its successor, for a reason other than Cause, or (2) Officer for Good Reason, then the Bank, or its successor, shall pay the Officer, or in the event of his death (subsequent to a change in control and termination of employment), his beneficiary or beneficiaries, or his estate, as applicable, a cash severance amount equal to two (2) times the greater of the Officer’s base salary in effect as of the Date of Termination or the base salary in effect immediately prior to the date of a Change in Control, payable by lump sum within ten (10) business days of the Date of Termination.
In no event shall the aggregate payments to be made or afforded to the Officer under this Agreement (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Officer’s “base amount”, as determined in accordance with Section 280G of the Code.  The reduction required among the Termination Benefits provided by this Section 3 shall be applied to the cash severance benefits otherwise payable under this Agreement.
4.   NOTICE OF TERMINATION
Any purported termination of Officer’s employment by the Bank or by the Officer shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the date of termination and, in the event of termination by the Officer, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment under the provision so indicated.  “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate).
5.   SOURCE OF PAYMENTS
It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank.  Further, the Company shall guarantee the payment and provision of all amounts and benefits due hereunder to Officer and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6.   ENTIRE AGREEMENT
This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Officer, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Officer of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Officer is subject to receiving fewer benefits than those available to Officer without reference to this Agreement.
7.   NO ATTACHMENT
(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
(b) This Agreement shall be binding upon, and inure to the benefit of, the Officer, the Bank and the Company and their respective successors and assigns.
8.   MODIFICATION AND WAIVER
(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
9.   POST TERMINATION OBLIGATIONS
All payments and benefits to Officer under this Agreement shall be subject to Officer's compliance with this Section 9. Officer recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank, the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank and the Company.  Officer will not, during or after the term of Officer’s employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank, the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever.  Notwithstanding the foregoing, Officer may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank.  Further, Officer may disclose information regarding the business activities of the Bank or the Company to supervisory governmental authorities pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Officer of the provisions of this Section, the Bank will be entitled to an injunction restraining Officer from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed, or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Officer.
10.   REQUIRED PROVISIONS
(a) Without limiting the foregoing, all payment to Officer under this Agreement are subject and conditioned upon compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. part 359.
(b) The Board may terminate Officer’s employment at any time, but any termination by the Board other than Termination for Cause shall not prejudice Officer’s right to compensation or other benefits under this Agreement.  Officer shall have no right to receive compensation or other benefits for any period after Termination for Cause.
(c) This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations promulgated thereunder.
(d) For purposes of this Agreement, any termination of Officer’s employment shall be construed to require a “Separation from Service” in accordance with Code Section 409A and the regulations promulgated thereunder, such that the Bank and Officer reasonably anticipate that the level of bona fide services Officer would perform after termination of employment would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period.

(e) Notwithstanding the foregoing, in the event Officer is a Specified Employee (as defined herein), then, solely, to the extent required to avoid penalties under Code Section 409A, Officer’s payments shall be delayed until the first day of the seventh month following Officer’s Separation from Service.  A “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof).
11.   SEVERABILITY
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
12.   HEADINGS FOR REFERENCE ONLY
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13.   GOVERNING LAW
The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York.
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Officer, sitting in a location selected by the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
14.   PAYMENT OF LEGAL FEES
All reasonable legal fees paid or incurred by the Officer pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if the Officer is successful on the merits pursuant to a legal judgment, arbitration or settlement, provided that such payment shall be made by the Bank not later than two and one-half months after the end of the year in which such dispute is resolved in the Officer’s favor.
15.   SUCCESSOR TO THE BANK AND COMPANY
The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank and/or the Company, expressly and unconditionally to assume and agree to perform the obligations of the Bank and the Company under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.
16.   OBLIGATIONS OF BANK
The termination of Officer’s employment, other than following a Change in Control, shall not result in any obligation of the Bank or the Company under this Agreement.  This Agreement provides for certain payments and benefits to Officer only in the event that there first occurs a Change in Control.

[Signature Page Follows]

IN WITNESS WHEREOF, Metropolitan Commercial Bank, Metropolitan Bank Holding Corp. and the Officer have caused this Agreement to be executed as of the Effective Date specified above.

METROPOLITAN COMMERCIAL BANK

By:  /s/ Mark R. DeFazio
Name: Mark R. DeFazio
Title: President and Chief Executive Officer

METROPOLITAN BANK HOLDING CORP.

By:  /s/ Mark R. DeFazio
Name: Mark R. DeFazio
Title: President and Chief Executive Officer

OFFICER

/s/ Anthony Fabiano
Anthony Fabiano